Exhibit 10.1

TRANSITION AGREEMENT

This Transition Agreement (“Agreement”) confirms the terms of the transition of David Rench (“you”) from an employment relationship with Applied Digital Corporation (the “Company”) to a consulting relationship, including the consideration described below in Section 4 that you will receive if you (a) sign and return this Agreement to the Company (Attn: Mark Chavez) by not later than February 21, 2025 (the “Deadline”), (b) sign and return the Transition Certificate attached as Exhibit A hereto (the “Transition Certificate”) within five (5) calendar days of the expiration of the Transition Period (as defined below) (the “Transition Certificate Deadline”), (c) do not revoke the waiver set forth in Section 6 of this Agreement during the 7-day revocation period explained in Section 6 below or the waiver of rights and claims under ADEA in the Transition Certificate, and (d) comply with the terms of this Agreement, the Transition Certificate and the Offer Letter (as defined below). This Agreement will be effective and binding immediately upon execution hereof by you and the Company, and the waiver set forth in Section 6 of this Agreement will be effective automatically without further action, notice or deed, immediately upon the expiration of the 7-day revocation period. For the avoidance of doubt, this Agreement, save for and to the extent set forth in Section 6, shall be irrevocable upon execution by the parties.

By signing and delivering this Agreement, you will be entering into a binding agreement with the Company and agreeing to the terms and conditions in the numbered sections below, including the general release of claims in Section 5. Therefore, you are advised to consult with an attorney of your choice before signing this Agreement.

If you do not sign and return (i) this Agreement by the Deadline, or (ii) the Transition Certificate by the Transition Certificate Deadline, or (iii) if you revoke your acceptance of the waiver set forth in (A) Section 6 of this Agreement, or (B) the Transition Certificate, you will not receive the consideration described in Section 4 (or, to the extent previously received, you will not have the right to retain such consideration). If you sign and return this (i) Agreement by the Deadline, and (ii) the Transition Certificate by the Transition Certificate Deadline, but you revoke your acceptance of the waiver set forth in Section 6 of this Agreement or in the Transition Certificate, the total value of any consideration you will receive under Section 4 will be limited to an aggregate amount of $1,000, payable pursuant to Section 4(a) hereof (and in the case of each of the foregoing, you will not be entitled to any COBRA Assistance (as defined below) or Continued Vesting (as defined below)).

1. Transition of Employment/Service.

(a) You acknowledge that the last day of your employment with the Company was January 31, 2025 (“Transition Date”). Upon the Transition Date you were deemed to have resigned from all positions that you hold with the Company and its subsidiaries and affiliates and transitioned to the role of consultant. You agree that within two (2) business days following the Effective Date, you will update your accounts or profiles on any social media platform (including, but not limited to, Facebook, X (f/k/a Twitter) or LinkedIn) to reflect that you have transitioned to a consulting role with the Company for the duration of the Transition Period (as defined below).

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(b) From the Transition Date until the fifteen (15)-month anniversary of the Transition Date, or such earlier date as may be determined by the Company at any time in its sole and absolute discretion (the “Transition Period”), you agree to be available as requested by the Chief Executive Officer of the Company (“CEO”) to (i) facilitate a smooth transition of your duties to other employees of the Company or its affiliates, and (ii) assist with any other matter requested by the Company (whether in the ordinary course of business or otherwise) ((i) and (ii), the “Transition Duties”). You shall not be entitled to any compensation with respect to the Transition Duties, except as set forth in Section 4. All Transition Duties shall be performed remotely by you, unless otherwise requested by the Company. Any and all communications from you to the Company or any of its affiliates shall be directed by you solely to the CEO, or to such other persons as the CEO may designate from time to time in writing.

(c) It is expressly agreed that you are acting solely as an independent contractor in providing the Transition Duties hereunder and shall not have any authority to bind or commit the Company or its affiliates without prior written consent. The Company shall not pay any contributions to Social Security, unemployment insurance, international, federal, state, or local withholding taxes, or provide any other contributions or benefits that might be expected in an employer-employee relationship, and you expressly waive any right to such participation or coverage.

2. Final Pay; Expenses. You have received your final paycheck as required by applicable law. Your final paycheck included payment for all salary/wages that you earned through and including your Transition Date, less applicable withholdings and deductions. You acknowledge and agree that you have submitted your final documented expense reimbursement statement reflecting all business expenses you incurred through the Transition Date, if any, for which you seek reimbursement.

3. Employee Benefits. Your active participation in the Company’s group health insurance plan(s) and coverage under any other employee benefit plans or programs in which you participate, if any, will end in accordance with the terms of each applicable plan or program. Regardless of whether you enter into this Agreement, you will have the right to continue at your expense the medical insurance coverage that you had in effect as of the Transition Date (generally for up to 18 months) under COBRA, subject to the eligibility, election and other rules thereunder. Except as provided in Section 4(b) of this Agreement, to continue health insurance coverage under COBRA, you must pay the full premium cost plus the administrative fee. You will receive a COBRA notice and information about your 401(k) account (if any), in separate letters.

4. Consideration. Subject to the terms and conditions set forth in this Agreement, if you choose to sign and return this Agreement by the required Deadline, you do not revoke the waiver in Section 6 of this Agreement, and you abide by the other terms of this Agreement, the Company agrees to provide you with the following consideration, less withholding for all applicable taxes and deductions:

(a) beginning on the next regular pay date following the Effective Date and continuing for the duration of the Transition Period, subject to your ongoing compliance with the terms and conditions of this Agreement, the Company will pay to you an amount equal to $593,750, less applicable withholdings and deductions, if any (the “Transition Payment”), payable in substantially monthly or semi-monthly installments. Notwithstanding the foregoing, should the Company terminate this Agreement for any reason prior to the end of the Transition Period (other than a termination for Cause (as defined in the Offer Letter (as defined below)), it shall, subject to the terms and conditions of this Agreement, remain obligated to pay you any outstanding portion of the Transition Payment on the same pay schedule it paid you during the Transition Period until the Transition Payment has been paid in full;

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(b) if you timely elect “COBRA” coverage under the Company’s group health plan, for each of the first fifteen (15) months following the Transition Date (or, if earlier, through the date of a termination for Cause) (the “COBRA Period”), the Company shall offer continued coverage under the Company’s group health plan at active employee rates (the “COBRA Assistance”), which COBRA Assistance may be provided by direct payment by the Company or by reimbursement to you of the Company’s portion of the applicable COBRA premium, as determined by the Company; provided, however, that the coverage described in this Section 4(b) shall automatically and immediately cease, and you shall immediately give written notice thereof to Company, if (i) you become eligible to obtain coverage under a new employer’s health plan, or (ii) the Company may not provide such payments of premium costs without incurring tax penalties (including but not limited to excise taxes under Section 4980D of the Internal Revenue Code of 1986, as amended) or violating any requirement of the law provided, further, that the Company may modify the continuation coverage contemplated in this Section 4(b) to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable). To extent that you are liable for any federal, state, or local taxes in connection with the COBRA Assistance, subject to you promptly providing any information reasonably requested by the Company to determine the amount of any such tax liability, you will receive one or more “gross up” payment(s) to cover all such taxes, payable as soon as reasonably practical following the date you are required to remit such taxes, but in no event later than the last day of your taxable year following the year in which such taxes are remitted;

(c) each of (i) the 250,000 RSUs granted on August 5, 2022 (including, but not limited to, the 41,666 RSUs that were eligible to vest on February 5, 2025), (ii) the 210,000 RSUs granted to you on April 4, 2023, and (iii) the 490,000 RSUs granted to you on November 15, 2024 (the “November 2024 RSUs”, and (i) – (iii), collectively, the “RSUs”) shall remain outstanding and eligible to vest for so long as you provide continuous services to the Company during the Transition Period, in each case, subject to the terms and conditions of the applicable award agreement governing each applicable RSU and the terms and conditions of the Applied Blockchain, Inc. 2022 Incentive Plan, as amended, restated, or otherwise modified from time to time (the “2022 Plan”, and such vesting, the “RSU Continued Vesting”); provided, however, notwithstanding anything in the Restricted Stock Unit Award evidencing the November 2024 RSUs to the contrary, 81,666 of the November 2024 RSUs shall vest on June 1, 2025, subject to you providing continuous services to the Company through such date. Notwithstanding the foregoing, should the Company terminate this Agreement for any reason prior to the vesting of the unvested RSUs that would have vested during the Transition Period (other than a termination for Cause), and notwithstanding anything in the Restricted Stock Unit Awards evidencing the RSUs to the contrary, all such unvested RSUs shall, subject to the terms and conditions of this Agreement, vest immediately; and

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(d) The 612,500 PSUs granted to you on November 15, 2024 (the “PSUs”) will remain outstanding and eligible to vest in the event all of the Vesting Conditions (as defined in Section 2.2 of that certain Performance Stock Unit Award dated as of November 15, 2024 (as amended, restated, or otherwise modified from time to time, the “PSU Award Agreement”)) are satisfied by April 30, 2026 (or, if earlier, the date of termination for Cause) or, if earlier, upon the consummation of a Change of Control (as defined in the PSU Award Agreement)). In the event all of the Vesting Conditions are not satisfied by April 30, 2026 (and you have not been terminated for Cause), 306,250 of the 612,500 PSUs will remain outstanding and eligible to vest in the event all of the Vesting Conditions are satisfied on or prior to December 31, 2027 (or, if earlier, upon the consummation of a Change of Control (as defined in the PSU Award Agreement), in each case, subject to the terms and conditions of the 2022 Plan and the PSU Award Agreement (the foregoing, together with the RSU Continued Vesting, the “Continued Vesting”).

In the event all of the Vesting Conditions are not satisfied by April 30, 2026, the remaining 306,250 of the PSUs shall automatically, without further action, notice, or deed, be forfeited, effective as of such date, without payment of consideration therefor. Additionally, all RSUs that are scheduled to vest after the last day of the Transition Period shall automatically, without further action, notice, or deed, be forfeited, effective as of the Transition Date, without payment of consideration therefor.

You acknowledge that you are not otherwise entitled to the severance and other consideration under any severance policy, plan, program, agreement, or otherwise and that the Company would not agree to provide you with these severance payments and benefits and other consideration without your general release of claims and other promises in this Agreement. You also agree that these severance payments and benefits and other consideration constitute good and valuable consideration for your general release of claims and other promises in this Agreement.

Notwithstanding the foregoing to the contrary, the Company’s aggregate payment obligation under Section 4 shall be limited to $1,000 (and the COBRA Assistance and Continued Vesting shall become null and void) if the waiver contemplated in Section 6 does not become effective on the 8th day after the date of this Agreement.

5. General Release of Claims. In exchange for the consideration described in Section 4, to which you are not otherwise entitled, you (for yourself and your heirs, executors, administrators, beneficiaries, personal representatives and assigns) hereby completely, forever, irrevocably and unconditionally release and discharge, to the maximum extent permitted by law, the Company, the Company’s past, present and future parent organizations, subsidiaries and other affiliated entities, related companies and divisions and each of their respective past, present and future officers, directors, employees, shareholders, trustees, members, partners, attorneys and agents (in each case, individually and in their official capacities) and each of their respective employee benefit plans (and such plans’ fiduciaries, agents, administrators and insurers, individually and in their official capacities), as well as any predecessors, future successors or assigns or estates of any of the foregoing (collectively, the “Released Parties”) from any and all claims, actions, charges, controversies, causes of action, suits, rights, demands, liabilities, obligations, damages, costs, expenses, attorneys’ fees, damages and obligations of any kind or character whatsoever, that you ever had, now have or may in the future claim to have by reason of any act, conduct, omission, transaction, agreement, occurrence or any other matter whatsoever occurring up to and including the date that you sign this Agreement.

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This general release of claims includes, without limitation, a release of any and all claims:

●	of discrimination, harassment, retaliation, or wrongful termination;
●	for breach of contract, whether oral, written, express or implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel or slander; negligence; assault; battery; invasion of privacy; personal injury; compensatory or punitive damages, or any other claim for damages or injury of any kind whatsoever;
●	for violation or alleged violation of any federal, state or municipal statute, rule, regulation or ordinance, including, but not limited to, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1991, the Americans with Disabilities Act, the Fair Labor Standards Act, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act, the Fair Credit Reporting Act, the Worker Adjustment and Retraining Notification Act, the Family & Medical Leave Act, the Sarbanes-Oxley Act of 2002, the federal False Claims Act, Chapters 21 and 451 of the Texas Labor Code, the Texas Occupational Health and Safety Law, the Texas Juror Protection Law, the Texas Military Discrimination and Leave Law, the Texas Hazard Communication Act, Texas Whistleblower Act, in each case, as such laws have been or may be amended;
●	for employee benefits, including, without limitation, any and all claims under the Employee Retirement Income Security Act of 1974 (other than Excluded Claims (as defined below));
●	to any non-vested ownership interest in the Company, contractual or otherwise, including, but not limited to, claims to stock, stock options, restricted stock, restricted stock units, or other equity or equity-based awards;
●	arising out of or relating to any promise, agreement, offer letter, contract (whether oral, written, express or implied), understanding, personnel policy or practice, or employee handbook;
●	relating to or arising from your employment with the Company, the terms and conditions of that employment, and the transition from an employment relationship to a consulting relationship, including, without limitation any and all claims with respect to notice of termination, or for discrimination, harassment, retaliation or wrongful discharge under any common law theory, public policy or any federal state or local statute or ordinance not expressly listed above; and
●	any and all claims for monetary recovery, including, without limitation, attorneys’ fees, experts’ fees, costs and disbursements.

You expressly acknowledge that this general release of claims includes any and all claims arising up to and including the date you sign this Agreement which you have or may have against the Released Parties, whether such claims are known or unknown, suspected or unsuspected, asserted or unasserted, disclosed or undisclosed. By signing this Agreement, you expressly waive any right to assert that any such claim, demand, obligation or cause of action has, through ignorance or oversight, been omitted from the scope of this release and you further waive any rights under statute or common law principles that otherwise prohibits the release of unknown claims.

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Notwithstanding the foregoing, the waiver and release of the claims in this Section 5 which are described in Section 6 below shall not become effective unless and until set forth in Section 6.

This general release of claims does not apply to, waive or affect: any rights or claims that may arise after the date you sign this Agreement; any claim for workers’ compensation benefits (but it does apply to, waive and affect claims of discrimination and/or retaliation on the basis of having made a workers’ compensation claim); claims for unemployment benefits or any other claims or rights that by law cannot be waived in a private agreement between an employer and employee; your rights to any vested benefits to which you are entitled under the terms of the applicable employee benefit plan; and any rights to insurance coverage that you may have with respect to any claims made or threatened against you in your capacity as an officer of the Company (the “Excluded Claims”). This general release of claims also does not apply to, waive, affect, limit or interfere with your preserved rights described in Section 13 below.

6. Waiver of Claims under ADEA; Time to Consider/Revoke. You acknowledge, understand and agree that the general release of claims in Section 5 above includes, but is not limited to, a waiver and release of all claims that you may have under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”) arising up to and including the date that you sign this Agreement. As required by the Older Workers Benefit Protection Act of 1990, you are hereby advised that:

●	you are not waiving any rights or claims under the ADEA that may arise after the date you sign this Agreement;
●	you should consult with an attorney of your choice concerning your rights and obligations under this Agreement before signing this Agreement;
●	you should fully consider this Agreement before signing it;
●	nothing in this Agreement prevents or precludes you from challenging (or seeking a determination of) the validity of the waiver under the ADEA;
●	you have at least twenty-one (21) days from the date you received this Agreement to consider whether or not you want to sign it. You also should understand that you may use as much or as little of the review period as you wish before deciding whether or not to sign this Agreement. You can choose to execute this Agreement immediately and waive the remainder of the consideration period;
●	if you do not sign and return this Agreement within the required time period, then the Company’s offer to provide you with the consideration described in Section 4 above, will automatically terminate;
●	at any time within seven (7) days after signing this Agreement, you may change your mind and revoke your acceptance of this Section 6 only. To be effective, your revocation must be in writing and either hand-delivered or sent electronically to the Company (Attn: Mark Chavez) within the 7-day period and shall only apply to the waiver described in this Section 6, and the remainder of this Agreement shall continue in full force and effect except that the total value of any consideration you will receive under Section 4 shall be limited to an aggregate amount of $1,000;

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●	the waiver set forth in this Section 6 is not effective or enforceable until (and if) the revocation period has passed without a revocation;
●	if you exercise your right to revoke the waiver set forth in this Section 6, then the Company’s offer to provide you with the consideration described in Section 4 will not be enforceable except with respect to an aggregate amount of consideration of $1,000 under Section 4; and
●	if you do not revoke your acceptance of the waiver set forth in this Section 6, then the waiver set forth in this Section 6 shall automatically, without further action, notice or deed, become effective on the 8th day following the date that you sign this Agreement (the “Effective Date”).

7.  No Pending Claims. You represent and warrant that you have no charges, lawsuits, or actions pending in your name against any of the Released Parties relating to any claim that has been released in this Agreement. You also represent and warrant that you have not assigned or transferred to any third party any right or claim against any of the Released Parties that you have released in this Agreement. For the avoidance of doubt, nothing in this Agreement or any other agreement you may have signed for the benefit of the Company is intended to impair your preserved rights under whistleblower laws or cause you to disclose your participation in any governmental whistleblower program or proceeding.

8. Covenant not to Sue. Except as provided in Section 13 below, you covenant and agree that you will not report, institute or file a charge, lawsuit or action (or encourage, solicit, or voluntarily assist or participate in, the reporting, instituting, filing or prosecution of a charge, lawsuit or action by a third party) against any of the Released Parties with respect to any claim that has been released in this Agreement.

9. Cooperation. You agree that following your execution of this Agreement, at the Company’s request, you shall provide all assistance and advise the Company or any of its subsidiaries or affiliates in any investigation which may be performed by the Company or any of its subsidiaries or affiliates or any governmental agency of any kind and any litigation, actual or threatened, in which any Released Party may become involved, whether in defense or prosecution, or any other matter in which you were involved or had knowledge during your employment or service with the Company or its subsidiaries or affiliates and/or in which the Company determines that you are a relevant witness or possess relevant information. Such assistance shall include without limitation, (i) responding promptly and truthfully to any inquiries that may arise with respect to matters you were responsible for or involved with during your employment or service, (ii) furnishing good faith advice, information, judgment and knowledge with respect to matters you were responsible for or involved in during your employment or service, and (iii) you making yourself available for interviews by the Company or its subsidiaries or affiliates, or their respective counsel, deposition and/or court appearances at the Company’s request.

10. Non-Disparagement. You agree that you will not at any time make any disparaging or derogatory statements concerning the Company or its affiliates, or their respective officers, employees, consultants, directors, agents or shareholders, or the Company’s or its affiliates’ respective customers, businesses, products or services, including on social media such as Glassdoor or LinkedIn. However, nothing in this Section is intended to, and this Section shall not, restrict or limit you from exercising your preserved rights described in Section 13, including your protected rights under the National Labor Relations Act, government whistleblower programs, and whistleblowing statutes and regulations, or restrict or limit you from providing truthful information in response to a subpoena, other legal process or valid governmental inquiry.

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11. Non-Disclosure Obligations.

(a) You acknowledge your obligation to keep confidential, and to not disclose or use (and you agree to keep confidential and not disclose or use) any and all confidential information or otherwise non-public information concerning the Company and its affiliates that you acquired during the course of your employment (such as non-public information about the Company’s business affairs, prospects and financial condition), unless such disclosure is made in response to a subpoena, other legal process, valid governmental inquiry or otherwise required by law or is reasonably necessary to exercise your preserved rights under Section 13. Confidential information includes all trade secrets and information related to know-how, show-how, technical, operating, financial, and other business information and materials. You also acknowledge and reaffirm, and agree to comply with, your obligations in that certain Employee Non-Disclosure, Invention Assignment and Restrictive Covenants Agreement by and between you and the Company effective as of November 19, 2024 (as amended, restated, or otherwise modified from time to time, the “Covenants Agreement”) and any other agreement relating to non-competition, non-solicitation, non-disparagement, intellectual property or confidential information that you previously executed for the benefit of the Company, which agreement, if any, also remains in full force and effect.

(b) You acknowledge receipt of the following notice under the Defend Trade Secrets Act: An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

12. Return of Company Documents and Other Property. You confirm that you have returned to the Company any and all Company documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to Company’s or its affiliates’ businesses and/or containing any non-public information concerning the Company or any of its affiliates or their respective clients, as well as all equipment, keys, access cards, credit cards, computers, computer hardware and software, sales and promotional materials, contact and client lists, files, notes, drawings, business plans and forecasts, financial information, electronic devices, automobiles and any other Company, affiliate, or client property in your possession, custody or control. You also represent and warrant that you have not retained copies of any of the Company’s or its affiliates’ or clients’ documents, materials or information (whether in hardcopy, on electronic media or otherwise); provided, however, you will be eligible to keep your Company-provided laptop until the last day of the Transition Period, or, if earlier, until the date the Company requests that you return such laptop. You also agree that you will disclose to the Company all passwords necessary or desirable to enable the Company to access all information which you have password-protected on any of its computer equipment or on its computer network or system.

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13. Preserved Rights: This Agreement is not intended to, and shall not, in any way prohibit, limit or otherwise interfere with:

(a) your protected rights under federal, state or local law to, without notice to the Company: (i) communicate or file a charge with a government regulator, (ii) participate in an investigation or proceeding conducted by a government regulator, or (iii) receive an award paid by a government regulator for providing information; provided, however, if you bring a claim before the EEOC or similar state or local agency, you shall not be entitled to any relief or recovery (whether monetary or otherwise) and you hereby waive any and all rights to relief or recovery under, or by virtue of, any such filing of a charge with, or investigation, hearing or proceeding conducted by, the EEOC or any other similar state or local government agency relating to any claim that has been released in this Agreement;

(b) your protected right to test in any court, under the Older Workers Benefit Protection Act, or like statute or regulation, the validity of the waiver of rights under ADEA in this Agreement; or

(c) your protected right to disclose any facts necessary to receive unemployment insurance, Medicaid, or other public benefits to which you are entitled; or

(d) your right to enforce the terms of this Agreement and to exercise your rights relating to any other Excluded Claims; or

(e) your protected rights, if any, under the National Labor Relations Act.

14. No Other Pay or Benefits; No-Right to Re-Employment. You acknowledge and agree that upon payment of the amounts described in Section 2 above, you will have been paid for all work performed including, without limitation, all salary/wages, bonuses, overtime, commissions and any earned, but unused, vacation time due to you up through and including the last day of your employment. You acknowledge and agree that, except for the Company’s obligation, subject to the terms of this Agreement, to provide the consideration specifically provided in Section 4, you are entitled to no other payments or benefits and the Released Parties have no further liabilities or obligations to you whatsoever, whether arising out of your employment or service with the Company, your transition from employment with the Company, or otherwise. You further acknowledge that you have no right to reinstatement or re-employment with the Company or any affiliate of the Company, or to service on its or their boards of directors and agree that any application by you for re-employment may be rejected without explanation or liability. For the avoidance of doubt, you are not eligible for any payment or benefit pursuant to the “Termination” paragraph set forth in that certain offer letter dated November 15, 2024 by and between the Company and you (the “Offer Letter”), other than the Accrued Obligations (as defined in the Offer Letter).

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15. No Admission. Nothing contained in this Agreement will constitute or be treated as an admission by you, the Company or any of the other Released Parties of any liability, wrongdoing or violation of law.

16. Breach. In the event you breach any of your obligations under this Agreement or the Covenants Agreement, including, without limitation, your failure to timely sign and return the Transition Agreement Certificate, then, in addition to any of the Company’s other rights and remedies at law or in equity, the Company shall have the right to cease providing the consideration under Section 4 of this Agreement, and/or require you to repay any amounts previously received (including, without limitation, forfeiture of any shares that vested pursuant to the Continued Vesting, or, if you previously sold or otherwise disposed of such shares, payment to the Company of an amount equal to the fair market value of such shares as of the date such shares were issued to you, as determined by the Company in its sole and absolute discretion). All of the other terms of this Agreement will remain in effect. The exercise of your preserved rights under Section 13 will, in no event, be considered a breach of your obligations under this Agreement. You and the Company hereby waive your respective rights to trial by jury in any action concerning this Agreement or any and all matters arising directly or indirectly out of this Agreement. You represent that you have consulted with counsel of your choice or have chosen voluntarily not to do so specifically with respect to this jury trial waiver.

17. Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with, or are exempt from, the Internal Revenue Code Section 409A and applicable guidance promulgated thereunder (collectively, “Section 409A”). Accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with, or exempt from, Section 409A. In no event shall the Company or any of its affiliates be liable for any additional tax, interest or penalties that may be imposed on you under Section 409A or any damages for failing to comply with Section 409A. For purposes of Section 409A, each payment in a series of installment payments under this Agreement shall be treated as a separate payment.

18. Miscellaneous

(a) This Agreement contains the entire agreement and understanding between you and the Company concerning the subject matter of this Agreement and supersedes any and all prior agreements or understandings (both written and oral) between you and the Company concerning the subject matter of this Agreement, except that your obligations under the Covenants Agreement and any other agreement(s) relating to non-competition, non-solicitation, non-disparagement, intellectual property, confidential information, and non-disclosure that you have signed for the benefit of the Company shall remain in full force and effect. This Agreement may only be modified by a written document signed by you and an authorized officer of the Company.

(b) This Agreement shall inure to the benefit of the Company and the other Released Parties and shall be binding upon the Company and its successors and assigns. This Agreement also shall inure to the benefit of, and be binding upon, you and your heirs, executors, administrators, trustees and legal representatives. This Agreement is personal to you, and you may not assign or delegate your rights or duties under this Agreement, and any such assignment or delegation will be null and void.

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(c) The provisions of this Agreement are severable. If any provision in this Agreement is held to be invalid, illegal or unenforceable, the remaining provisions of this Agreement will remain in full force and effect and the invalid, illegal and unenforceable provision shall be reformed and construed so that it will be valid, legal and enforceable to the maximum extent permitted by law.

(d) The Company and you shall each bear their own costs, fees (including, without limitation, attorney’s fees) and expenses in connection with the negotiation, preparation and execution of this Agreement.

(e) Should the Company or you prevail in an action to enforce its/his rights under this Agreement, the prevailing party shall be entitled to recover its/his costs and expenses, including the costs of litigation, court fees, and reasonable attorneys’ fees incurred in connection with such action.

(f) The failure of the Company or you to seek enforcement of any provision of this Agreement in any instance or for any period of time shall not be construed as a waiver of such provision or of the Company’s or your right to seek enforcement of such provision in the future.

(g) This Agreement will be governed and interpreted under the laws of the State of Texas, without giving effect to choice of law principles. The Company and you irrevocably consent to the jurisdiction of the federal and state courts in the State of Texas for the resolution of any disputes arising under or respect to this Agreement.

(h) Given the full and fair opportunity provided to each party to consult with their respective counsel regarding terms of this Agreement, ambiguities shall not be construed against either party by virtue of such party having drafted the subject provision.

(i) The headings in this Agreement are included for convenience of reference only and shall not affect the interpretation of this Agreement.

(j) This Agreement may be executed in one or more counterparts (including by facsimile or electronic .pdf submission), each of which shall be deemed an original, and all of which shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, portable document format (.pdf) or otherwise) to the other party, it being understood that both parties need not sign the same counterpart.

19. Opportunity to Review. You represent and warrant that you:

●	have had sufficient opportunity to consider this Agreement;
●	have carefully read this Agreement and understand all of its terms;
●	are not incompetent and have not had a guardian, conservator or trustee appointed for you;
●	have entered into this Agreement of your own free will and volition and that, except for the promises expressly made by the Company in this Agreement, no other promises or agreements of any kind have been made to you by any person or entity whatsoever to cause you to sign this Agreement;
●	understand that you are responsible for your own attorneys’ fees and costs;
●	have been advised and encouraged by the Company to consult with your own independent counsel before signing this Agreement;
●	have had the opportunity to review this Agreement with counsel of your choice or have chosen voluntarily not to do so;
●	you were given at least 21 days to review this Agreement before signing it and understood that you were free to use as much or as little of the review period as you wished or considered necessary before deciding to sign it; and
●	understand that this Agreement is valid, binding, and enforceable against you and the Company according to its terms.

20. Time for Acceptance. Notwithstanding anything in this Agreement to the contrary, this Agreement may only be accepted by you on or after the Transition Date (but in no event after the Deadline) and the Transition Certificate may only be accepted by you on or after the last day of the Transition Period (but in no event after the Transition Certificate Deadline). You agree that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original twenty-one (21)-day consideration period.

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If you wish to accept this Agreement, please sign, date and return it to the Company (Attn: Mark Chavez at [***]) on or after the Transition Date and no later than the Deadline.

Applied Digital Corporation:

By:	/s/ Wes Cummins
Wes Cummins
Chief Executive Officer

EXECUTIVE:

/s/ David Rench
David Rench

Agreed to and accepted on this 18th day of February, 2025

Exhibit A

Transition Certificate

I, David Rench, hereby acknowledge and agree that:

Applied Digital Corporation (the “Company”) and I have entered into a Transition Agreement (the “Agreement”). The form of this Transition Certificate (this “Certificate”) was attached to the Agreement when it was given to me for review. I will forfeit my right to receive the consideration set forth in Section 4 of the Agreement (or retain such consideration, to the extent previously paid or provided to me), less $1,000, unless I timely sign and deliver this Certificate.

My services to the Company ended on the last day of the Transition Period (as defined in the Agreement). In exchange for the right to continue to receive the consideration set forth in Section 4 of the Agreement (or retain such consideration, to the extent previously paid or provided to me), I hereby agree that this Certificate will be part of the Agreement, and that the general release set forth in Section 5 of the Agreement is to be construed and applied, mutatis mutandis, as if I signed it on the day I signed this Certificate. I hereby reaffirm each of the representations and warranties made by me in the Agreement and all other acknowledgements, agreements and covenants I made in the Agreement, in each case, on and as of the date hereof as if made on the date hereof.

I hereby acknowledge and agree that: (a) I have carefully read and understand this Certificate and am entering into it voluntarily and of my own free will; (b) I was encouraged in writing to discuss this Certificate with my attorney; (c) I was represented by an attorney with respect to this Certificate and the drafting and negotiation thereof and conferred with my attorney regarding the terms of this Certificate, or knowingly and voluntarily waived my right to be represented by an attorney; (d) I am aware that by signing this Certificate I will be waiving both known and unknown claims; (e) I have been given at least twenty-one (21) calendar days to consider this Certificate and deliver an executed copy thereof to the Company; (f) I will have a period of seven (7) calendar days following my execution of this Certificate (the “Revocation Period”) to revoke my acceptance of this Certificate by delivering written notice of my revocation to the Company; provided, however, that such revocation shall be solely effective with respect to my release of ADEA claims in this Certificate, and the remainder of this Certificate shall continue in full force and effect (and the Company’s aggregate obligation under Section 4 of the Agreement shall be limited to $1,000 and I shall be required to return all consideration previously provided to me in excess of such amount, and all other payments and benefits under such Section 4 shall become null and void); (g) if I do not revoke this Certificate during the Revocation Period, the waiver of ADEA rights and claims in this Certificate will become fully effective upon expiration of the Revocation Period and shall thereupon become irrevocable and (h) if I do not execute this Certificate, I will not receive the consideration set forth in Section 4 of the Agreement (or retain such consideration, to the extent previously paid or provided to me).

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THIS IS A LEGALLY ENFORCEABLE DOCUMENT.

David Rench	Date